Exhibit 10.19

ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this “Agreement”), dated and effective as of January 1, 2004 (the “Effective Date”), between The New York Law Publishing Company, a New York corporation (“Buyer”), and RealLegal, LLC, a Delaware limited liability company (the “Company”).

RECITALS

     A. The Company is engaged in the business of delivering electronic court calendar information via a product called MA3000 (the “Business”).

     B. Buyer wishes to purchase from the Company, and the Company wishes to sell to Buyer, the Assets, subject to the Assumed Liabilities, upon the terms and subject to the conditions set forth herein.

          Accordingly, the parties hereto agree as follows:

1. Sale and Transfer of the Assets. Buyer will purchase from the Company, and the Company will sell, assign, transfer, convey and deliver (“Transfer”), free and clear of all Liens, whether legal or equitable, to Buyer and Buyer will purchase and accept from the Company on the terms and subject to the conditions hereinafter set forth, all of the assets, properties, rights and interests in the Business to the extent existing as of the Effective Date (all of such assets, properties, rights and interests being hereinafter collectively referred to as the “Assets”).

2. Liabilities Assumed by Buyer. Buyer will assume, as of the Effective Date, and will subsequently pay, honor and discharge when due and payable and otherwise in accordance with their terms, only those liabilities of the Company that are listed on Schedule 2 (“Assumed Liabilities”).

3. Payment by Buyer. Subject to the representations and warranties of the Company set forth below, in consideration of the Transfer of the Assets by the Company to Buyer pursuant to this Agreement, the purchase price for the Assets will be (i) $2.2 million in cash; and (ii) the assumption by Buyer of the Assumed Liabilities as of the Effective Date (the “Purchase Price”). The amount of cash to be delivered to the Company on the Effective Date will be equal to $1,662,500, representing the Purchase Price less (a) $437,500, representing a payment owed from the Company to the Buyer’s parent, American Lawyer Media, Inc. (“ALM”), under that certain Operating Agreement, dated as of May 1, 2002, between ALM and the Company; and (b) $100,000 that had been previously provided by ALM to the Company on December 26, 2003.

4. Representations and Warranties of the Company. The Company represents and warrants to Buyer as of the Effective Date as follows:

     (a) Corporate Existence and Power. The Company has been duly organized, and is validly existing and in good standing, under the laws of the State of Delaware, and has all corporate power and all governmental licenses, authorizations, Permits, consents and approvals required to carry on their respective businesses as now conducted. The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.

     (b) Corporate Authorization; Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and will effectively vest in Buyer good, valid and marketable title to the Assets pursuant to and as contemplated by this Agreement free and clear of all encumbrances or Liens whatsoever.

     (c) Governmental Authorization. The execution, delivery and performance by the Company of this Agreement require no consent, approval, Order, authorization or action by or in respect of, or filing with, any Governmental Authority.

     (d) Non-Contravention; Consents. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate the certificate of incorporation or bylaws of the Company, (ii) violate any applicable Law or Order, (iii) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of the Company or any licenses to which the Company is a party), (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under, any Contract, agreement or other instrument binding upon the Company or any license, franchise, Permit or other similar authorization held by the Company, or (v) result in the creation or imposition of any Lien on any asset of the Company.

     (e) Compliance with Laws; Permits. (i) The Company is not in violation of any applicable Law or Order, except for such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

          (ii) There is no Permit required to be issued and held to carry on the Business of the Company as currently conducted.

     (f) Contracts. (i) Schedule 4(f) sets forth a complete and accurate list of all Contracts of any nature whatsoever to be assigned by the Company and assumed by the Buyer.

          (ii) Each Contract disclosed on Schedule 4(f) or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company and is in full force and effect, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and neither the Company nor, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Contract. To the knowledge of the Company, there is no event, occurrence, condition or act (including the consummation of the transaction contemplated hereby) which, with the giving of notice or the passage of time, or the happening of any other event or condition, would reasonably be expected to become a material default or event of default thereunder.

5. Representations and Warranties of Buyer. Buyer represents and warrants to the Company as of the Effective Date as follows:

     (a) Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     (b) Corporate Authorization; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

     (c) Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement require no consent, approval, Order, authorization or action by or in respect of, or filing with, any Governmental Authority.

     (d) Non-Contravention; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby do not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) violate any applicable Law or Order.

6. Definitions. As used in this Agreement:

     (a) “Contracts” means any contracts (whether written or oral), commitments, leases of personal property, purchase orders, contracts to purchase raw materials, contracts for services and supplies, contracts to supply or sell products and all of the other agreements (whether written or oral);

     (b) “Governmental Authority” means any domestic or foreign governmental or regulatory authority;

     (c) “Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, Permit, license, policy or rule of common law;

     (d) “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset;

     (e) “Order” means any judgment, injunction, judicial or administrative order or decree;

     (f) “Permit” means any government or regulatory license, authorization, permit, franchise, consent or approval; and

     (g) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

7. Miscellaneous.

     (a) Counterparts. This Agreement may be signed in any number of counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

     (b) Amendments and Waivers. (i) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (ii) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

     (c) Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer (including by operation of Law) any of its rights or obligations under this Agreement without the consent of each other party hereto. Notwithstanding the foregoing, Buyer may assign its rights and delegate its obligations under the Agreement to an affiliate of Buyer without the consent of any other party hereto. Any assignment in violation of this subsection will be void ab initio.

     (d) No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns any legal or equitable rights hereunder.

     (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the internal substantive law of the State of New York.

     (f) Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in the Borough of Manhattan, New York and the United States District Court for the Southern District of New York (assuming that such court otherwise has jurisdiction) and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

     (g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (h) Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

     (i) Entire Agreement. This Agreement (including the Schedules) constitute the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules hereto) supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.

     (j) Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

[The remainder of the page left intentionally blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the date first above written.

THE NEW YORK LAW PUBLISHING COMPANY

By:	/s/ Allison Hoffman

Name: Allison Hoffman
Title: Vice President

REALLEGAL, LLC

By:	/s/ William J. Feid

Name: William J. Feid
Title: President and CEO

SCHEDULE 2
ASSUMED LIABILITIES

The only liability assumed is a vacation liability owed to the Buyer’s employees in a total amount equal to approximately $8,315, which translates into the following accrued vacation days being allowed to roll over into 2004:

	Days
BARRETT, JOHNNY R	5	$576.92
BRISCOE, JOHN D.	5	$1,746.15
DIAZ, JOSE L	4	$390.75
GREENSPAN, RICHARD E.	5	$1,407.96
MEENTS, MATTHEW S.	2	$419.38
MILLER, ELIZABETH M.	1	$272.90
REID, JANICE	5	$730.77
REISNER, IVY B	5	$961.54
STEIN, ELI J	3	$1,120.67
SPANN, KEVERN C.	1	$189.00
TORRES, RAUL JR	4	$498.32

SCHEDULE 4(f)
CONTRACTS

Agreement for Receipt of Computerized Records and Information between Law.com, Inc. and the New York State Unified Court System, dated 1/10/01

Worldcom Agreement regarding T-1 lines and phone lines

See Excel spreadsheet with list of customer contracts